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                        UNITED STATES               ----------------------------
             SECURITIES AND EXCHANGE COMMISSION             OMB APPROVAL
                   Washington, D.C.  20549          ----------------------------
                                                    OMB Number:        3235-0058
                         FORM 12b-25                Expires:       June 30, 1991
                                                    Average estimated burden
                 NOTIFICATION OF LATE FILING        hours per response......2.50
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                                                          SEC FILE NUMBER

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                                                            CUSIP NUMBER

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                                           Commission File Number
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(Check One):
[ ] Form 10-K   [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

    For Period Ended: March 31, 1998
                      --------------------------------------------------------

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

    For the Transition Period Ended:
                                     -----------------------------------------

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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                       PART I -- REGISTRANT INFORMATION

                 Voice Powered Technology, International, Inc.
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Full Name of Registrant

                                      N/A
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Former Name if Applicable

                         18425 Burbank Blvd., Suite 506
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Address of Principal Executive Office (Street and Number)

                               Tarzana, CA 91356
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City, State and Zip Code

                       PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

         [ ]              (a)     The reasons described in reasonable detail in
                                  Part III of this form could not be eliminated without unreasonable effort or expense;

         [X]              (b)     The subject annual report, semi-annual
                                  report, transition report on Form 10-K, Form
                                  20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ]              (c)     The accountant's statement or other exhibit
                                  required by Rule 12b-25(c) has been attached
                                  if applicable.
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                             PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

See Exhibit 1


                          PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 Mitchell B. Rubin                          818              757-1100
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                             (Name)                         (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                 [X] Yes [ ] No
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(3)              Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                                                                 [ ] Yes [X] No

                 If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                  Voice Powered Technology International, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date May 15, 1998                      By  Mitchell B. Rubin
     ---------------------------         -------------------------------------
                                           Mitchell B. Rubin, President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                   ATTENTION

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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001)
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                                               (Attach Extra Sheets If Needed)
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                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.
                    FORM 12b-25 NOTIFICATION OF LATE FILING
                               PART III NARRATIVE

The Registrant's Amended Plan of Reorganization and Disclosure Statement (the "Plan") filed in conjunction with Franklin Electronic Publishers, Inc. ("Franklin"), was confirmed by the United States Bankruptcy Court, Central District of California on April 29, 1998 and became effective as of May 12, 1998 (the "Effective Date"). Pursuant to the Plan, a variety of transactions, are to occur on or about the effective date. These transactions include the Company receiving a loan from Franklin, issuance of shares of the Company's common stock to Franklin, formation of a new Board of Directors, and appointment or re-appointment of officers. As such, five additional days are needed to properly file the Company's complete Quarterly Report on Form 10-QSB. Resolution of these matters will have a significant effect on the footnotes to the financial statements. Accordingly, the Registrant expects to file its complete Quarterly Report on Form 10-QSB on or before May 20, 1998.